Exhibit 99.1

FOR IMMEDIATE RELEASE

SAEXPLORATION ANNOUNCES THIRD QUARTER 2015 CONSOLIDATED FINANCIAL RESULTS

November 4, 2015 – Houston, TX – SAExploration Holdings, Inc. (NASDAQ: SAEX, OTCBB: SAEXW) today announced its consolidated financial results for the third quarter (“Q3”) and nine months (“9M”) ended September 30, 2015.
Third Quarter 2015 Summary

•	Revenue of $57.9 million, compared to $107.8 million in the third quarter of last year

•	Gross profit, excluding depreciation expense, increased 4.3% to $18.2 million, up from $17.5 million in Q3 2014

•	Gross margin, excluding depreciation expense, of 31.5%, up from 16.2% last year

•	Adjusted EBITDA increased 32.5% to $9.8 million, up from $7.4 million in Q3 2014

•	Adjusted EBITDA margin of 17.0%, up from 6.9% last year

•	Diluted EPS of $(0.01), up from $(1.57) in Q3 2014

•	Contracted backlog of $141.4 million through 2016 and $503.4 million of bids outstanding as of September 30, 2015

•	Cash balance of $17.3 million and undrawn revolver on September 30, 2015
Brian Beatty, President and CEO of SAE, commented, “We are very pleased with our performance during the third quarter and first nine months of the year considering the environment we are operating in. While our revenues were down compared to last year, we were able to dramatically improve operating margins through rigid cost controls and efficient operational execution in the field, resulting in strong levels of cash flow for the quarter and first nine months. This year has proven to be one of the most exacting and difficult for our industry. However, our management team has successfully navigated numerous cycles before and is very adept at recognizing hidden value, such as that offered in many of our underserved and, often times, misunderstood markets. Having the experience to not only identify that value, but to have the knowledge about how to extract it has proven to be a key differentiator for us when compared to our competitors.”
Mr. Beatty continued, “As we continue to experience success in many of our resilient and dependable core markets, we remain cognizant of the challenging industry landscape. While visibility has begun to improve in South America, as demonstrated by the project awards announced during Q3, overall activity in this region remains below historical levels. Due to the lack of meaningful contribution from South America at a time when we experience seasonally higher costs associated with the start-up of our Alaska crews for the upcoming winter

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season, we expect our fourth quarter to be less robust than our first three. However, on the strength of our performance in the Alaska and ocean-bottom marine markets, and our success in improving margins and maximizing return on capital, we firmly expect 2015 will be a positive and pivotal year for SAE.”
Mr. Beatty further commented, “Looking forward into next year, we remain optimistic in our ability to preserve our improved margins and to generate positive cash flow. We have identified a number of 2016 opportunities in our Alaska and ocean-bottom marine markets, which remain active with projects designed to enhance production from our customers’ existing oil and gas assets. Our backlog consists of high quality contracts, with stable and well-capitalized customers, and our flexible asset-light model continues to position us uniquely within a fragmented sector plagued with underutilized equipment. Our cash on hand of over $17 million, coupled with our undrawn revolver of $20 million and our limited need for capital expenditures, has resulted in a strong liquidity position. In addition, the conclusion of our formal headcount reduction program and our recently completed $10 million strategic debt for equity swap have improved our financial flexibility.”
Mr. Beatty concluded, “I applaud our management team and employee base for maintaining their focus during this difficult time. We remain excited about the potential earnings power that can be achieved through our new streamlined cost structure once the backdrop stabilizes and activity levels increase. We also continue to focus on expanding our expertise with logistics services into other end markets, and building on our recent progress within the space, which we expect to increase our long-term cash flow potential. While our current advancement in this effort to diversify has been demonstrated on a relatively small scale, we believe the potential for further penetration into logistics remains viable in the long run. Overall, we are confident that our focus on high-return markets driven by distinctive factors, along with our competitive and strategic positioning, should result in improved long-term financial performance and value for our stakeholders.”
Third Quarter 2015 Financial Results
Revenues decreased 46.3% to $57.9 million from $107.8 million in Q3 2014. The decrease in revenue was primarily the result of reduced exploration activity in South America when compared to corresponding activity levels in Q3 2014. However, Alaska and ocean-bottom marine were meaningful contributors during the quarter, with the latter generating minimal revenue in the same period last year.
Gross profit increased 4.1% to $13.8 million, or 23.7% of revenues, up from a gross profit of $13.2 million, or 12.2% of revenues, in Q3 2014. Gross profit for Q3 2015 and Q3 2014 included depreciation expense of $4.5 million and $4.3 million, respectively. Excluding depreciation expense, gross margins for Q3 2015 and Q3 2014 were 31.5% and 16.2%, respectively. The year-over-year increase in gross profit was primarily due to improved operating performance and efficiency gains, resulting from process optimization measures undertaken as part of an overall cost reduction program.
Selling, general and administrative expenses (“SG&A”) decreased 12.5% during the quarter to $8.8 million, or 15.2% of revenues, compared to $10.1 million, or 9.3% of revenues, in Q3 2014. SG&A expenses decreased year-over-year due, in part, to recently completed headcount reductions and other cost control measures. However, SG&A expenses as a percentage of revenue increased during the same period due to lower overall revenue.
Net loss attributable to the Corporation for the quarter was $(0.1) million, or $(0.01) per diluted share, compared to a net loss of $(23.4) million, or $(1.57) per diluted share, in Q3 2014. Net loss was primarily impacted by the following factors in Q3 2015:

•	Lower SG&A expenses;

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•	Lower other expense primarily due to the 2014 charge for the loss on early extinguishment of debt; and

•	Proportionately lower provision for income taxes; partially offset by

•	Severance costs related to the Company’s workforce reduction program.
Adjusted EBITDA increased 32.5% to $9.8 million, or 17.0% of revenues, compared to $7.4 million, or 6.9% of revenues, in Q3 2014.
Capital expenditures for the quarter were $0.7 million, compared to $11.4 million in Q3 2014. The decrease in capital expenditures was due to the Alaska equipment purchase in 2014, which was funded by the issuance of senior secured notes in July 2014.
Year-to-Date 2015 Financial Results
Revenues decreased 31.5% to $204.5 million from $298.6 million in the first nine months of 2014. The decrease in revenue was primarily the result of reduced exploration activity in South America when compared to corresponding activity levels in the same period of 2014. Additionally, overall oil and gas activity in Canada remained at depressed levels. However, Alaska and ocean-bottom marine experienced significant growth during the first nine months of 2015.
Gross profit decreased 0.7% to $50.9 million, or 24.9% of revenues, from a gross profit of $51.3 million, or 17.2% of revenues, in the first nine months of 2014. Gross profit for 9M 2015 and 9M 2014 included depreciation expense of $13.7 million and $11.2 million, respectively. Excluding depreciation expense, gross margins for 9M 2015 and 9M 2014 were 31.6% and 20.9%, respectively. The increase in gross profit as a percentage of revenue was primarily related to improved operational execution in Alaska and the favorable performance on the Malaysian deep water ocean-bottom marine project that was completed ahead of schedule in the second quarter of 2015.
SG&A decreased 12.7% during the first nine months of the year to $26.4 million, or 12.9% of revenues, compared to $30.3 million, or 10.2% of revenues, in 9M 2014. SG&A in 9M 2015 included approximately $1.0 million of one-time severance costs related to the Company’s workforce reduction program. Adjusting for this amount, SAE’s recurring SG&A for 9M 2015 was approximately $25.4 million, or 12.4% of revenue.
Net income attributable to the Corporation was $3.2 million, or $0.21 per diluted share, compared to a net loss of $(22.9) million, or $(1.56) per diluted share, in 9M 2014. Net income was primarily impacted by the following factors during the first nine months of 2015:

•	Lower SG&A expenses;

•	Lower other expense primarily due to the 2014 charge for the loss on early extinguishment of debt; and

•	Proportionately lower provision for income taxes; partially offset by

•	Substantially higher unrealized loss on foreign currency transactions; and

•	Severance costs related to the Company’s workforce reduction program.
Adjusted EBITDA increased 16.7% to $40.2 million, or 19.6% of revenues, compared to $34.4 million, or 11.5% of revenues, in the first nine months of 2014.

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Capital expenditures for the first nine months of 2015 were $5.6 million, compared to $15.8 million in 9M 2014. The capital expenditures during 9M 2015 were primarily invested to complete the equipment purchase in Alaska related to the Company’s North Slope operations. Most repair and maintenance costs incurred during the period were expensed at the project level. Of the total capital expenditures recorded, approximately $2.4 million were expenditures incurred and accrued in Q4 2014, but paid for in Q1 2015 with the proceeds from the Company’s senior secured notes issuance in July 2014. Organic cash, or cash derived from operating activities, used to fund capital expenditures during 9M 2015 was approximately $3.2 million. SAE continues to expect total organically-funded capital expenditures in 2015 to be under $5.0 million.
On September 30, 2015, cash and cash equivalents totaled $17.3 million, working capital was $44.7 million, and total stockholders’ deficit was $(17.9) million. Further, on September 30, 2015, total long-term debt, excluding capital leases, was $140.0 million and no amounts were outstanding under the Company’s $20.0 million revolving credit facility.
Contracted Backlog
As of September 30, 2015, SAE’s backlog was $141.4 million. Bids outstanding on the same date totaled $503.4 million. Approximately 95% of the backlog represents land-based projects, with the balance attributed to ocean-bottom marine projects.
The Company expects approximately 18% of the projects in its backlog on September 30, 2015 to be completed during the last three months of 2015, with the remainder in 2016. The estimations of realization from the backlog can be impacted by a number of factors, including customer delays or cancellations, permitting or project delays and environmental conditions.
Investor Conference Call
SAE will host a conference call on Thursday, November 5, 2015 at 11:00 a.m. Eastern Time to discuss the Company’s consolidated financial results for the third quarter and nine months ended September 30, 2015. Participants can access the conference call by dialing (855) 433-0934 (toll-free) or (484) 756-4291 (international). The Company will also offer a live webcast of the conference call on the Investors section of its website at www.saexploration.com.
To listen live via the Company’s website, please go to the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. A replay of the webcast for the conference call will be archived on the Company’s website and can be accessed by visiting the Investors section of SAE’s website.
Upcoming Investor Conferences
SAE is scheduled to present at the Jefferies Global Energy Conference in Houston, TX on Thursday, November 12, 2015. The Company is also scheduled to present at the Cowen and Company 5th Annual Ultimate Energy Conference at the New York Hilton Midtown Hotel in New York, NY on Tuesday, December 1, 2015 at 3:00 p.m. local time. Further, SAE will participate in the 3rd Annual ROTH New Industrials Corporate Access Day in Chicago, IL on Tuesday, December 15, 2015.
A copy of the presentation materials will be made available on the Investors section of SAE’s website at www.saexploration.com.
About SAExploration Holdings, Inc.

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SAE is an internationally-focused oilfield services company offering a full range of vertically-integrated seismic data acquisition and logistical support services in remote and complex environments throughout Alaska, Canada, South America and Southeast Asia. In addition to the acquisition of 2D, 3D, time-lapse 4D and multi-component seismic data on land, in transition zones and offshore in depths up to 3,000 meters, SAE offers a full suite of logistical support and in-field processing services, such as program design, planning and permitting, camp services and infrastructure, surveying, drilling, environmental assessment and reclamation and community relations. SAE operates crews around the world, performing major projects for its blue-chip customer base, which includes major integrated oil companies, national oil companies and large independent oil and gas exploration companies. Operations are supported through a multi-national presence in Houston, Alaska, Canada, Peru, Colombia, Bolivia, Brazil, New Zealand and Malaysia. For more information, please visit SAE’s website at www.saexploration.com.
The information in SAE’s website is not, and shall not be deemed to be, a part of this notice or incorporated in filings SAE makes with the Securities and Exchange Commission.
Forward Looking Statements
This press release contains certain "forward-looking statements" within the meaning of the federal securities laws. These statements can be identified by the use of words or phrases such as "believes," "estimates," "expects," "intends," "anticipates," "projects," "plans to," "will," "should" and variations of these words or similar words. These forward-looking statements may include statements regarding SAE’s financial condition, results of operations and business and SAE’s expectations or beliefs concerning future periods. These statements are subject to risks and uncertainties which may cause actual results to differ materially from those stated in this release. These risks and uncertainties include fluctuations in the levels of exploration and development activity in the oil and gas industry, intense industry competition, a limited number of customers, the need to manage rapid growth, delays, reductions or cancellations of service contracts, operational disruptions due to seasonality, weather and other external factors, crew productivity, the availability of capital resources, high levels of indebtedness, substantial international business exposing SAE to currency fluctuations and global factors including economic, political and military uncertainties, the need to comply with diverse and complex laws and regulations, and other risks incorporated by reference to SAE’s filings with the Securities and Exchange Commission. Certain risks and uncertainties related to SAE’s business are or will be described in greater detail in SAE’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Except as required by applicable law, SAE is not under any obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Contact
SAExploration Holdings, Inc.
Ryan Abney
Vice President, Capital Markets & Investor Relations
(281) 258-4409
rabney@saexploration.com

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Revenue from services	$57,943	$107,812	$204,486	$298,615
Cost of services excluding depreciation and amortization expense	39,719	90,333	139,879	236,087
Depreciation and amortization expense included in cost of services	4,474	4,276	13,668	11,236
Gross profit	13,750	13,203	50,939	51,292
Selling, general and administrative expenses	8,798	10,057	26,411	30,267
Income from operations	4,952	3,146	24,528	21,025
Other income (expense):
Gain (loss) on early extinguishment of debt	3,014	(17,157)	3,014	(17,157)
Change in fair value of notes payable to Former SAE stockholders	—	—	—	(5,094)
Interest expense, net	(4,380)	(4,196)	(13,057)	(12,367)
Foreign exchange loss, net	(3,501)	(1,252)	(5,432)	(1,052)
Other, net	145	(181)	(233)	512
Total other expense	(4,722)	(22,786)	(15,708)	(35,158)
Income (loss) before income taxes	230	(19,640)	8,820	(14,133)
Provision for income taxes	44	1,906	1,534	5,168
Net income (loss)	186	(21,546)	7,286	(19,301)
Less: net income attributable to non-controlling interest	295	1,862	4,128	3,555
Net income (loss) attributable to the Corporation	$(109)	$(23,408)	$3,158	$(22,856)

Basic and diluted earnings per share:
Weighted average basic shares outstanding	15,800	14,871	15,218	14,633
Earnings (loss) per share – basic	$(0.01)	$(1.57)	$0.21	$(1.56)
Weighted average diluted shares outstanding	15,800	14,871	15,221	14,633
Earnings (loss) per share – diluted	$(0.01)	$(1.57)	$0.21	$(1.56)

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CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value amounts)

	September 30, 2015	December 31, 2014
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$17,315	$12,322
Restricted cash	519	723
Accounts receivable, net	66,525	73,584
Deferred costs on contracts	1,466	4,631
Prepaid expenses	3,877	17,037
Deferred income tax assets	948	520
Total current assets	90,650	108,817
Property and equipment, net of accumulated depreciation of $57,147 and $46,112	65,977	77,096
Intangible assets, net of accumulated amortization of $516 and $441	840	1,050
Goodwill	1,714	1,977
Deferred loan issuance costs, net	5,274	6,826
Deferred income tax assets	9,527	8,027
Other assets	150	—
Total assets	$174,132	$203,793
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$29,631	$34,255
Accrued liabilities	11,426	19,554
Income and other taxes payable	3,430	20,261
Equipment note payable	426	1,654
Current portion of capital leases	302	460
Deferred revenue	115	187
Deferred income tax liabilities	587	587
Total current liabilities	45,917	76,958
Senior secured notes	140,000	150,000
Long-term portion of capital leases	84	185
Deferred income tax liabilities	5,987	5,731
Total liabilities	191,988	232,874
Commitments and Contingencies
Stockholders’ deficit:
Preferred stock	—	—
Common stock, $0.0001 par value, 55,000 shares authorized, 17,368 and 14,922 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	2	2
Additional paid-in capital	35,377	28,185
Accumulated deficit	(53,106)	(56,264)
Accumulated other comprehensive loss	(4,257)	(4,362)
Total stockholders’ deficit attributable to the Corporation	(21,984)	(32,439)
Non-controlling interest	4,128	3,358
Total stockholders’ deficit	(17,856)	(29,081)
Total liabilities and stockholders’ deficit	$174,132	$203,793

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CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net income (loss)	$186	$(21,546)	$7,286	$(19,301)
Foreign currency translation gain (loss)	348	(638)	105	(425)
Total comprehensive income (loss)	534	(22,184)	7,391	(19,726)
Less: comprehensive income attributable to non-controlling interest	295	1,862	4,128	3,555
Total comprehensive income (loss) attributable to the Corporation	$239	$(24,046)	$3,263	$(23,281)

CONSOLIDATED REVENUES BY REGION
(Unaudited)
(In thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2015	%	2014	%	2015	%	2014	%

North America	$56,345	97.2%	$39,856	37.0%	$157,831	77.2%	$119,797	40.1%
South America	869	1.5%	67,956	63.0%	20,511	10.0%	178,068	59.6%
Southeast Asia	729	1.3%	—	—	26,144	12.8%	750	0.3%
Total revenue	$57,943		$107,812		$204,486		$298,615

RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED EBITDA
(Unaudited)
(In thousands, except share amounts)

We use an adjusted form of EBITDA to measure period over period performance, which is not derived in accordance with GAAP. Adjusted EBITDA is defined as net income (loss) plus interest expense, less interest income, plus (gain) loss on early extinguishment of debt, loss on change in fair value of notes payable to Former SAE stockholders, plus income taxes, plus depreciation and amortization, plus non-recurring major expenses outside of operations, plus non-recurring one-time expenses and foreign exchange (gain) loss. Our management uses Adjusted EBITDA as a supplemental financial measure to assess: (i) the financial performance of our assets without regard to financing methods, capital structures, taxes, historical cost basis or non-recurring expenses; (ii) our liquidity and operating performance over time in relation to other companies that own similar assets and calculate EBITDA in a similar manner; and (iii) the ability of our assets to generate cash sufficient to pay potential interest cost. We consider Adjusted EBITDA as presented below to be the primary measure of period-over-period changes in our operational cash flow performance.

The terms EBITDA and Adjusted EBITDA are not defined under GAAP, and we acknowledge that these terms are not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing our operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income, cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, our calculation of Adjusted EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA or similarly titled measures in the same manner. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes.

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The computation of our Adjusted EBITDA from net income (loss), the most directly comparable GAAP financial measure, is provided in the table below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net income (loss)	$186	$(21,546)	$7,286	$(19,301)
Depreciation and amortization (1)	4,609	4,579	14,107	12,125
Interest expense, net	4,380	4,196	13,057	12,367
Provision for income taxes	44	1,906	1,534	5,168
(Gain) loss on early extinguishment of debt (2)(3)	(3,014)	17,157	(3,014)	17,157
Change in fair value of notes payable to related parties (4)	—	—	—	5,094
Foreign exchange loss, net (5)	3,501	1,252	5,432	1,052
Non-recurring expenses (6)(7)	137	(115)	1,762	761
Adjusted EBITDA	$9,843	$7,429	$40,164	$34,423

(1)    Additional depreciation and amortization expenses not related to the cost of services were incurred during the three months ended September 30, 2015 and September 30, 2014 in the amount of $135 and $303, respectively, and during the nine months ended September 30, 2015 and September 30, 2014 in the amount of $439 and $889, respectively.
(2)    The privately-negotiated agreement dated August 26, 2015 with certain funds managed by Fidelity Management & Research Company to exchange $10,000 principal amount of senior notes for 2,366,307 shares of our common stock resulted in a gain on early extinguishment of debt of $3,014 in the three and nine months ended September 30, 2015. The gain consisted of the difference between the principal amount of the exchanged notes less the fair value of the exchanged stock, reduced by the exchanged notes pro rata portion of the senior notes unamortized deferred loan issuance costs on the closing date of $343 and legal fees of $41.
(3)    The repayment and termination of the 2012 Credit Agreement on July 2, 2014 resulted in a $17,157 charge to loss on early extinguishment of debt in the three and nine month periods ended September 30, 2014. The charge consisted of prepayment penalties of $8,877, write-off of unamortized loan discount and issuance costs totaling $7,983, and legal fees of $297.
(4)    The note payable to Former SAE stockholders was recorded at fair value as described in the Notes to SAE’s condensed consolidated financial statements filed with the SEC. All amounts outstanding under the note payable to Former SAE stockholders were repaid on July 2, 2014 from the proceeds of the issuance of the senior secured notes and the promissory note was cancelled.
(5)    Foreign exchange loss, net includes the effect of both realized and unrealized foreign exchange transactions.
(6)    Non-recurring expenses during the three and nine months ended September 30, 2015 primarily consisted of severance costs associated with SAE’s workforce reduction program.
(7)    Non-recurring expenses during the three and nine months ended September 30, 2014 primarily consisted of the settlement of disputed fees with a former financial advisor in the amount of $657. During the three months ended September 30, 2014, legal expenses of $120 were reclassified to loss on early extinguishment of debt.

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